Exhibit 99.1

News Release

For information contact: Sherry Magee Senior Vice President Communications CNL Financial Group 407-650-1223

CORPORATE CAPITAL TRUST ANNOUNCES CHANGE IN OFFERING PRICE

—Public offering price per share adjusts to $11.00 —

(ORLANDO, Fla.) Dec. 23, 2014 – The board of directors of Corporate Capital Trust has announced that, due to a decrease in Corporate Capital Trust’s net asset value per share, it has decreased the public offering price per share from $11.30 to $11.00, in accordance with its share pricing policy. This is the first decrease in share price for Corporate Capital Trust, following nine successive increases since the Company commenced operations in June 2011. The pricing decrease is effective for share subscriptions accepted after Dec. 16, 2014.

The 2.7 percent decrease in the public offering price per share is largely a result of the recent impact of broad price declines in the high yield bond and leveraged loan markets. Additionally, supply and demand dynamics in the leveraged loan market along with oil price declines and typical low seasonal trading volume added to the recent downward pricing pressure.

“Over the past two quarters, there has been significant volatility in the credit markets,” said Thomas Sittema, CEO of Corporate Capital Trust. “While Corporate Capital Trust is not immune to market movement, we believe short-term technical volatility offers investors with long-term perspective great fundamental investment opportunities. We believe that our pipeline remains robust, and our conservative use of debt enables us to deploy capital very efficiently through this period.”

The board also declared weekly distributions through Jan. 27, 2015. With the new offering price, the recalculated annualized distribution rate will change from 7.12 percent to 7.32 percent.

About Corporate Capital Trust

Corporate Capital Trust is an innovative non-traded business development company that provides individuals an opportunity to invest in privately owned American companies. The Company is externally managed by CNL and KKR and its investment objective is to provide shareholders with current income, and, to a lesser extent, long-term capital appreciation. The Company intends to meet its investment objective by investing primarily in the debt of privately owned companies, with a focus on originated transactions sourced through the networks of its advisors. For additional information, please visit CorporateCapitalTrust.com.

About CNL Financial Group

CNL Financial Group (CNL) is a leading private investment management firm providing global real estate and alternative investments. Since inception in 1973, CNL and/or its affiliates have formed or acquired companies with more than $29 billion in assets. CNL is headquartered in Orlando, Florida. For more information, visit CNL.com.

Corporate Capital Trust, Inc. is advised by CNL Fund Advisors Company and KKR Credit Advisors (US) LLC

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About KKR

KKR is a leading global investment firm that manages investments across multiple asset classes including private equity, energy, infrastructure, real estate, credit and hedge funds. KKR aims to generate attractive investment returns by following a patient and disciplined investment approach, employing world-class people, and driving growth and value creation at the asset level. KKR invests its own capital alongside its partners’ capital and brings opportunities to others through its capital markets business. References to KKR’s investments may include the activities of its sponsored funds. For additional information about KKR & Co. L.P. (NYSE: KKR), please visit KKR’s website at KKR.com.

A registration statement relating to the common stock of Corporate Capital Trust, Inc. is filed with the U.S. Securities and Exchange Commission. The offering of Corporate Capital Trust’s common stock is being made solely by means of a written prospectus, which is available at http://www.sec.gov or may be obtained by calling (866) 650-0650, that contains additional information about Corporate Capital Trust and should be read carefully by an investor before investing. This press release is not an offer to sell and is not soliciting an offer to buy these securities in any state where such offer or sale is not permitted. Neither the SEC, the Attorney General of the State of New York nor any other regulatory agency has passed on or endorsed the merits of this offering. Any representation to the contrary is a criminal offense.

Investors are advised to consider the investment objective, risks, charges and expenses of Corporate Capital Trust carefully before investing. Investment in Corporate Capital Trust’s common stock is subject to various risks, which include, but are not limited to, limited liquidity, a limited operating history, conflicts of interests, liquidation at less than the original amounts invested and no assurances as to the sustainability of distributions.

The information in this press release may include “forward-looking statements.” These statements are based on the beliefs and assumptions of Corporate Capital Trust’s management and on the information currently available to management at the time of such statements. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless otherwise required by law. Forward-looking statements generally can be identified by the words “believes,” “expects,” “intends,” “plans,” “estimates” or similar expressions that indicate future events. Important factors that could cause actual results to differ materially from Corporate Capital Trust’s expectations include those disclosed in the current prospectus for the public offering of Corporate Capital Trust’s common stock.

CNL Fund Advisors Company (CNL) and KKR Credit Advisors (US) LLC (KKR) are affiliates of CNL Financial Group and KKR & Co. L.P., respectively.

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Corporate Capital Trust, Inc. is advised by CNL Fund Advisors Company and KKR Credit Advisors (US) LLC

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